NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2010 RESULTS.  QUARTERLY HIGHLIGHTS INCLUDE:

▪	POSITIVE SAME-RESTAURANT SALES OF 0.3%
▪	NET INCOME IMPROVEMENT OF 45% OVER THE PRIOR YEAR
▪	ADDITIONAL DEBT PAYDOWN OF $33 MILLION

MARYVILLE, TN – July 22, 2010 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.33 on net income of $21.0 million for the Company’s fourth quarter of fiscal 2010, which ended on June 1, 2010.  This compares to diluted earnings per share of $0.28 on net income of $14.4 million for the fourth quarter of the prior fiscal year.  The fourth quarter fiscal 2010 results represent a 45% improvement in net income over the prior year quarter.

Same-restaurant sales for the fourth quarter increased 0.3% at Company-owned Ruby Tuesday restaurants and decreased by 0.5% for domestic franchised restaurants.  The gap between franchise and Company-owned same-restaurant sales narrowed as the franchisees participated in virtually all promotional incentive programs during the quarter.

For the fiscal year ended June 1, 2010, the Company reported diluted earnings per share of $0.73 on net income of $45.3 million as compared to a loss per share of $0.35 on a net loss of $17.9 million for fiscal 2009. The fiscal 2009 loss includes after-tax charges for restaurant closures and impairments and the impairment of goodwill that totaled $0.92 per share, or $47.2 million.  Excluding the impact of these 2009 charges, the fiscal year 2010 results represent a 55% improvement in net income over the prior year.

Sandy Beall, Founder and CEO, commented on the fiscal year results, saying, “Fiscal 2010 presented a number of economic challenges.  I am very proud of the way our team members responded to these challenges and enabled us to create positive momentum throughout our business.  We have remained focused on our mission to be the best in the bar and grill segment by delivering a high quality casual dining experience with compelling value to every guest.”

Ruby Tuesday, Inc.
News Release
July 22, 2010
Page  -2-

Our key accomplishments for the year included:

•	Sales sequentially improved the last six quarters and turned positive in the latest quarter;
•	Improving sales trends which outperformed Knapp-TrackTM, the industry benchmark, by approximately 3 points;
•
Improving our restaurant operating margin to 17.3% compared with 17.2% for the prior year, including the absorption of higher food costs related to menu enhancements and a full year of promotional activity;

•
Maintaining positive strong free cash flow and paying down $204 million of debt during the year, with approximately $73 million of this paydown coming from the proceeds of our equity offering in July 2009;

•	Continuing to improve quality and value as indicated by our high guest satisfaction scores.

“We made solid progress on the corporate strategies we outlined at the beginning of the year. Our first goal was to increase same-restaurant sales and get guests in seats.  We recognized sequential quarterly improvement in our same-restaurant sales throughout the year, on both a one year and two year basis, including positive fourth quarter same-restaurant sales of 0.3%, our best same-restaurant sales results in the last 16 quarters.  Additionally, on a traffic basis, we outperformed the Knapp-Track industry benchmark on both a one and two year basis..

The focus on our second goal, maximizing our cash flow and reducing debt, resulted in an improved balance sheet and leverage ratios.  Our book debt to EBITDA ratio of 2.1 at the end of the fourth quarter represents a sizeable improvement from the prior-year ratio of 3.6.  We continue to focus on paying down debt with our excess cash flow.

Ruby Tuesday, Inc.
News Release
July 22, 2010
Page  -3-

Our third goal was to further strengthen and differentiate our brand through quality and remain true to our core operating strategies:  Uncompromising Freshness and Quality of our food; service with Gracious Hospitality; a Fresh New Look for our restaurants; and Compelling Value.  We continue to focus on “Game Changers,” which are innovative product offerings that drive brand enhancement and increased sales.  The momentum created by our Tuesday Steak and Lobster dinner and four-course Sunday brunch Game Changers is very positive, and we look forward to our upcoming new offerings which we believe will drive increased trial and momentum for our brand.  These Game Changers are a critical component of our strategy to drive increased average restaurant volumes and EBITDA levels over the next three years.”

Other highlights for the 13-week fourth quarter included:
•	Total revenue decreased 1.2% from the same period of the prior year, primarily driven by the decrease of 16 Company-owned restaurants from the same quarter of the prior year.
•	The Company closed three restaurants during the quarter.
•	Domestic and international franchisees opened two new Ruby Tuesday restaurants during the quarter and closed four.
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $93.7 million and $96.6 million for the fourth quarter of fiscal 2010 and 2009, respectively.

•	Total capital expenditures were $4.0 million.
•	Debt was reduced by $33 million.
•	The Company had 64 million shares of common stock outstanding at the end of the quarter.

Ruby Tuesday, Inc.
News Release
July 22, 2010
Page  -4-

Fiscal Year 2010 Highlights

•	Debt was reduced by $204 million.
•	Total revenue decreased 4.3% from the prior year, primarily driven by 16 fewer Company-owned restaurants from the prior year and a decline in same-restaurant sales.
•	Same-restaurant sales decreased 1.3% and 4.3% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively.
•	The Company did not open any new Ruby Tuesday restaurants and closed 16 restaurants.
•	Domestic and international franchisees opened six new Ruby Tuesday restaurants and closed 12.
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $368.9 million and $383.7 million for fiscal 2010 and 2009, respectively.

•	Total capital expenditures were $17.7 million.

Mr. Beall said, “We feel very good about our business as we head into fiscal 2011.  The improvements in our sales and balance sheet have allowed us to begin focusing on longer-term strategies to further strengthen and grow the business and to create additional shareholder value."

Fiscal Year 2011 Guidance

•	Same-restaurant sales - We estimate same-restaurant sales for the year for Company-owned restaurants will be in the range of flat to positive 2%.
•
Company-owned restaurant development - We expect to open one to two of our smaller prototype Company-owned restaurants in 2011, expect to close seven to nine Company-owned restaurants, and convert five to seven Company-owned restaurants to other high-end casual dining concepts.  Additionally, we plan to buy back approximately 25 to 30 franchise restaurants.

Ruby Tuesday, Inc.
News Release
July 22, 2010
Page  -5-

•	Franchise restaurant development - We project our franchisees will open eight to 13 restaurants, up to 10 of which will be international.
•
Restaurant operating margins are anticipated to be down slightly, primarily reflecting the impact of our continued investment in higher-quality menu items and new product offerings, as well as investments in service to enhance our guest experience and drive sales, offset by slightly-lower promotional levels.  The actual cost of our food products is expected to remain relatively stable compared to the prior year.

•
Other expenses - Depreciation is projected in the $60-$63 million range and selling, general, and administrative expenses are targeted to be up 4%-6% from a year earlier, primarily reflecting higher advertising expenses.  Interest expense is projected to be $10-$12 million and the effective tax rate is estimated to be 20-25%.

•	Diluted earnings per share for the year are projected to be in the $0.76-$0.86 range. Fully-diluted weighted average shares outstanding are estimated to be approximately 64 million for the year.
•	Capital expenditures are estimated to be $23-$26 million.

Regarding the fiscal 2011 outlook, Mr. Beall added, “We continue to feel good about our business model, our marketing and menu programs, and our ability to control costs through leveraging our technology platform.  While the current volatile economic environment makes guiding future sales trends and earnings per share more difficult, we believe our guidance outlined above is reasonable based on the uncertainty in the economy.”

In closing, Mr. Beall said, “It has been a difficult two years and although the economy is still vulnerable, we have accomplished a lot and enter fiscal 2011 with the best momentum we have had in several years.  We believe our repositioning efforts and investments in quality menu offerings, combined with targeted and effective marketing, are driving improved results, and we are excited about the strategies we have in place to rebuild shareholder value going forward.”

Ruby Tuesday, Inc.
News Release
July 22, 2010
Page  -6-

 A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, Guam, and 14 foreign countries.  As of June 1, 2010, the Company owned and operated 656 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 165 and 58 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 4:30 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

Ruby Tuesday, Inc.
News Release
July 22, 2010

RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2010
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			52 Weeks		52 Weeks
	Ended		Ended			Ended		Ended
	June 1,	Percent	June 2,	Percent	Percent	June 1,	Percent	June 2,	Percent	Percent
	2010	of Revenue	2009	of Revenue	Change	2010	of Revenue	2009	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 311,219	99.3	$ 315,077	99.3		$ 1,188,043	99.4	$ 1,239,104	99.2
Franchise revenue	2,236	0.7	2,178	0.7		6,753	0.6	9,452	0.8
Total revenue	313,455	100.0	317,255	100.0	(1.2)	1,194,796	100.0	1,248,556	100.0	(4.3)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	88,464	28.4	93,053	29.5		344,462	29.0	349,362	28.2
Payroll and related costs	100,801	32.4	101,900	32.3		396,877	33.4	421,023	34.0
Other restaurant operating costs	60,580	19.5	60,691	19.3		240,947	20.3	256,063	20.7
Depreciation and amortization	15,300	4.9	17,592	5.6		63,767	5.4	74,973	6.1
(as a percent of Total revenue)
Selling, general and administrative, net	17,432	5.6	14,821	4.7		70,526	5.9	82,167	6.6
Closures and impairments	928	0.3	1,565	0.5		3,776	0.3	54,951	4.4
Goodwill impairment	0	0.0	0	0.0		0	0.0	18,957	1.5
Equity in (earnings)/losses of unconsolidated franchises	(62)	0.0	(462)	(0.1)		328	0.0	(14)	0.0
Total operating costs and expenses	283,443		289,160			1,120,683		1,257,482

Earnings/(Loss) before Interest and Taxes	30,012	9.6	28,095	8.9	6.8	74,113	6.2	(8,926)	(0.7)	930.3

Interest expense, net	2,788	0.9	6,470	2.0		16,355	1.4	33,940	2.7

Pre-tax Profit/(Loss)	27,224	8.7	21,625	6.8	25.9	57,758	4.8	(42,866)	(3.4)	234.7

Provision/(Benefit) for income taxes	6,254	2.0	7,179	2.3		12,414	1.0	(24,948)	(2.0)

Net Income/(Loss)	$ 20,970	6.7	$ 14,446	4.6	45.2	$ 45,344	3.8	$ (17,918)	(1.4)	353.1

Earnings/(Loss) Per Share:
Basic	$ 0.33		$ 0.28		17.9	$ 0.74		$ (0.35)		311.4
Diluted	$ 0.33		$ 0.28		17.9	$ 0.73		$ (0.35)		308.6

Shares:
Basic	63,342		51,403			61,533		51,395
Diluted	64,198		51,403			61,870		51,395

Ruby Tuesday, Inc.
News Release
July 22, 2010
Page  -8-

RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2010
(Amounts in thousands)

	June 1,	June 2,
CONDENSED BALANCE SHEETS	2010	2009
Assets
Cash and Short-Term Investments.	$9,569	$9,760
Accounts and Notes Receivable	9,746	8,095
Inventories	28,813	21,025
Income Tax Receivable		8,632
Deferred Income Taxes	13,794	15,918
Assets Held for Sale	3,234	16,120
Prepaid Rent and Other Expenses	11,154	13,423

Total Current Assets	76,310	92,973

Property and Equipment, Net	943,486	985,099
Notes Receivable, Net	269	713
Other Assets	43,964	45,411

Total Assets	$1,064,029	$1,124,196

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$12,776	$16,841
Income Tax Payable	1,049
Other Current Liabilities	100,956	97,158
Long-Term Debt, including Capital Leases	276,490	476,566
Deferred Income Taxes	40,010	20,706
Deferred Escalating Minimum Rents	42,305	41,010
Other Deferred Liabilities	52,343	55,549

Total Liabilities	525,929	707,830

Shareholders' Equity	538,100	416,366

Total Liabilities and
Shareholders' Equity	$1,064,029	$1,124,196